Exhibit 99.1

NEWS RELEASE

CONTACTS:	Allergan:
Investors:
Lisa DeFrancesco
(862) 261-7152

Media:
David Belian
(862) 261-8141

KYTHERA:
Investors:
Heather Rowe
(818) 587-4559

Media:
Ashley Cadle
(310) 463-0143

Allergan to Acquire KYTHERA Biopharmaceuticals

—  Complements Allergan’s Existing Position in Facial Aesthetics —

—  Lead Product KYBELLA™ the First and Only Approved Non-surgical Treatment for Reduction of Submental Fullness —

— Enhances Allergan’s Long-term Growth Profile —

DUBLIN, IRELAND and WESTLAKE VILLAGE, CALIF. — June 17, 2015 — Allergan plc (NYSE: AGN), a leading global pharmaceutical company, and KYTHERA Biopharmaceuticals, Inc. (NASDAQ: KYTH), a biopharmaceutical company focused on the discovery, development and commercialization of novel prescription products for the aesthetic medicine market, today announced that they have entered into a definitive agreement under which Allergan has agreed to acquire KYTHERA in a cash and equity transaction valued at $75 per KYTHERA share, or approximately $2.1 billion, subject to the fulfillment of certain customary conditions summarized below.  The fixed-value transaction consideration will be payable 80 percent in cash and 20 percent in new AGN shares issued to KYTHERA shareholders.  Allergan’s 2015 earnings-per-share forecast provided on May 11, 2015 is unchanged as a result of the acquisition.  The acquisition is expected to be breakeven in 2016 and accretive thereafter.  The Company remains committed to de-levering to below 3.5x debt to Adjusted EBITDA by the end of the first quarter of 2016.

The acquisition of KYTHERA immediately enhances Allergan’s global facial aesthetics portfolio with the addition of KYBELLA™ (deoxycholic acid) injection, the first and only approved non-surgical treatment for contouring moderate to severe submental fullness, commonly referred to as double chin.  KYBELLA™ was approved by the U.S. Food and Drug Administration (FDA) on April 29, 2015. KYBELLA™ injection is also being developed for potential introduction into international markets; KYTHERA has submitted KYBELLA™ injection for regulatory approval in Switzerland, Canada and Australia, with other market applications to follow. The acquisition will also add KYTHERA’s development product setipiprant (KYTH-105), a novel compound for the prevention of male pattern baldness, as well as additional early-stage development candidates.

“The acquisition of KYTHERA is a strategic investment that strengthens our leading global position in aesthetics and continues to position us for long-term growth,” said Brent Saunders, CEO and President of Allergan.  “KYBELLA™ is an exciting new product that offers patients the first and only clinically-proven, non-surgical treatment for submental fullness (excess fat under the chin). As a leader in aesthetics, we know our customers are looking to offer their patients new options beyond traditional facial aesthetics. KYBELLA™ will do that while complementing our market leading facial aesthetics portfolio, which includes BOTOX®, JUVÉDERM® XC, JUVEDERM VOLUMA® XC, LATISSE® and SKINMEDICA.  KYBELLA™ is also a pivotal entry point for expanding the use of facial aesthetic products in men, while KYTHERA’s setipiprant (hair-loss) development program can drive additional long-term value.”

“Allergan’s world-class medical aesthetics, global footprint, history and commitment to developing leading aesthetic products makes them ideally suited to realize the maximum commercial potential of KYBELLA™,” said Keith Leonard, CEO and President of KYTHERA.  “I am deeply appreciative of the commitment and dedication of our KYTHERA team that worked so tirelessly to bring KYBELLA™ from early development through approval and launch.  We look forward to working with Allergan to ensure a successful U.S. launch of KYBELLA™, as well as to secure additional approvals globally.”

Submental fullness is a common yet undertreated condition that can detract from an otherwise balanced and harmonious facial appearance — leading to an older and heavier look. Submental fullness can affect adults — both women and men — of all ages, weight and gender. Influenced by multiple factors including aging and genetics, submental fullness is often resistant to diet and exercise. According to a 2015 survey by the American Society for Dermatologic Surgery, 67 percent of consumers are bothered by submental fullness.1

KYTHERA is executing a training-led launch in the U.S. supported by a training program designed to educate physicians and qualified injectors on the safe use of KYBELLA™ and its approved indication. Physician faculty education in the U.S. began in June 2015. KYBELLA™ physician training programs will initiate in late summer. Qualified injectors in the U.S. will be able to purchase KYBELLA™ and treat their patients after they have been trained.

Allergan’s acquisition of KYTHERA is subject to approval by the shareholders of KYTHERA, expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and fulfillment of certain other customary conditions to closing. Pending such approvals and fulfillment of other conditions, Allergan currently anticipates closing the transaction in the third quarter of 2015.

J.P. Morgan is serving as financial advisor to Allergan and Covington & Burling LLP is serving as Allergan’s lead legal counsel. Goldman Sachs is serving as financial advisor to KYTHERA and Latham & Watkins LLP is serving as KYTHERA’s lead legal counsel.

Conference Call

Allergan will host a 30-minute conference call today to discuss the transaction at 8:30 AM EDT.  The number to call from within the U.S. is (877) 251-7980, conference ID 68726337.  From international locations, the conference call can be accessed at (716) 803-8252 using the same conference ID.  To access the slides go to Allergan’s Investor Relations Web site at ir.allergan.com, or directly at https://www.webcaster4.com/Webcast/Page/618/9175.  A replay of the conference call will also be available by calling (855) 859-2056 in the U.S. or (404) 537-3406 outside of the U.S., conference ID 68726337.

About KYBELLA™

KYBELLA™ is the first and only approved non-surgical treatment for contouring moderate to severe submental fullness, commonly referred to as double chin. KYBELLA™ is a non-human and non-animal formulation of deoxycholic acid, a naturally-occurring molecule in the body that aids in the breakdown and absorption of dietary fat. When injected into subcutaneous fat, KYBELLA™ causes the destruction of fat cells. Once destroyed, those cells cannot store or accumulate fat.

KYBELLA™ (deoxycholic acid) injection is indicated for improvement in the appearance of moderate to severe convexity or fullness associated with submental fat in adults.

The safe and effective use of KYBELLA for the treatment of subcutaneous fat outside the submental region has not been established and is not recommended.

Important Safety Information

KYBELLA should only be administered by a trained healthcare professional.

KYBELLA is contraindicated in the presence of infection at the injection sites.

Avoid injecting in proximity to vulnerable anatomic structures due to the increased risk of tissue damage.

Cases of marginal mandibular nerve injury, manifested as an asymmetric smile or facial muscle weakness, were reported during clinical trials. To avoid the potential for nerve injury, KYBELLA should not be injected into or in close proximity to the marginal mandibular branch of the facial nerve. All marginal mandibular nerve injuries reported from the trials resolved spontaneously (range 1-298 days, median 44 days).

Difficulty swallowing (dysphagia) occurred in the clinical trials in the setting of administration site reactions, e.g., pain, swelling, and induration of the submental area. Cases of dysphagia spontaneously resolved (range 1-81 days, median 3 days). Subjects with current or prior history of dysphagia were excluded from clinical trials. Avoid use of KYBELLA in these patients as current or prior history of dysphagia may exacerbate the condition.

In clinical trials, 72% of subjects treated with KYBELLA experienced injection site hematoma/bruising. KYBELLA should be used with caution in patients with bleeding abnormalities or who are currently being treated with antiplatelet or anticoagulant therapy as excessive bleeding or bruising in the treatment area may occur.

To avoid the potential of tissue damage, KYBELLA should not be injected into or in close proximity (1-1.5 cm) to salivary glands, lymph nodes and muscles.

The most commonly reported adverse reactions in the pivotal clinical trials were: injection site edema/swelling, hematoma/bruising, pain, numbness, erythema, and induration.

About Allergan

Allergan plc (NYSE: AGN), headquartered in Dublin, Ireland, is a unique, global pharmaceutical company and a leader in a new industry model — Growth Pharma.  Allergan is focused on developing, manufacturing and commercializing innovative branded pharmaceuticals, high-quality generic and over-the-counter medicines and biologic products for patients around the world.

Allergan markets a portfolio of best-in-class products that provide valuable treatments for the central nervous system, eye care, medical aesthetics, gastroenterology, women’s health, urology, cardiovascular and anti-infective therapeutic categories, and operates the world’s third-largest global generics business, providing patients around the globe with increased access to affordable, high-quality medicines. Allergan is an industry leader in research and development, with one of the broadest development pipelines in the pharmaceutical industry and a leading position in the submission of generic product applications globally.

With commercial operations in approximately 100 countries, Allergan is committed to working with physicians, healthcare providers and patients to deliver innovative and meaningful treatments that help people around the world live longer, healthier lives.

For more information, visit Allergan’s website at www.allergan.com.

About KYTHERA®

KYTHERA Biopharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of novel prescription products for the aesthetic medicine market. In addition to its lead product KYBELLA™, KYTHERA also licensed the worldwide rights to setipiprant (KYTH-105), an early-stage potential treatment for hair loss. KYTHERA’s longer-term strategy is to leverage its biotechnology and aesthetics experience to expand its product portfolio and pipeline. KYTHERA has submitted regulatory filings for ATX-101 in Canada, Switzerland and Australia. Find more information at www.kythera.com.

Allergan Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this communication that refer to Allergan’s estimated or anticipated future results or other non-historical facts are “forward-looking statements” that reflect Allergan’s current perspective of existing trends and information as of the date of this communication.  Forward looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions.  Such forward-looking statements include, but are not limited to, statements about the benefits of the KYTHERA acquisition, including future financial and operating results, Allergan’s or KYTHERA’s plans, objectives, expectations and intentions and the expected timing of completion of the transaction.  It is important to note that Allergan’s goals and expectations are not predictions of actual performance.  Actual results may differ materially from Allergan’s current expectations depending upon a number of factors affecting Allergan’s business, KYTHERA’s business and risks associated with acquisition transactions.  These factors include, among others, the inherent uncertainty associated with financial projections; successful closing of the KYTHERA acquisition; subsequent integration of the KYTHERA acquisition and the market potential of KYBELLA™; the ability to obtain required regulatory approvals for the transaction (including the approval of antitrust authorities necessary to complete the acquisition), the timing of obtaining such approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction; the ability to obtain the requisite KYTHERA stockholder approval; the risk that a condition to closing of the KYTHERA acquisition may not be satisfied on a timely basis or at all; the failure of the proposed transaction to close for any other reason; risks relating to the potential dilutive effect of the Allergan shares to be issued in the transaction; the anticipated size of the markets and continued demand for Allergan’s and KYTHERA’s products; the impact of competitive products and pricing; access to available financing (including financing for the acquisition or refinancing of debt) on a timely basis and on reasonable terms; the risks of fluctuations in foreign currency exchange rates; the risks and uncertainties normally incident to the pharmaceutical industry, including product liability claims and the availability of product liability insurance on reasonable terms; the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions, if any; market acceptance of and continued demand for Allergan’s and KYTHERA’s products; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with governmental regulations applicable to Allergan’s and KYTHERA’s facilities, products and/or businesses; changes in the laws and regulations affecting, among other things, pricing and reimbursement of pharmaceutical products; changes in tax laws or interpretations that could increase Allergan’s consolidated tax liabilities; the loss of key senior management or scientific staff; and such other risks and uncertainties detailed in Allergan’s periodic public filings with the SEC, including but not limited to Allergan’s Annual Report on Form 10-K for the year ended December 31, 2014, Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 (such periodic public filings having been filed under the “Actavis plc” name), and from time to time in Allergan’s other investor communications. Except as expressly required by law, Allergan disclaims any intent or obligation to update or revise these forward-looking statements.

KYTHERA Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” relating to the acquisition of KYTHERA by Allergan. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among other risks, there can be no guarantee that the transaction will be completed, or if it is completed, that it will close within the anticipated time period. Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect Allergan’s business, particularly those identified in the cautionary factors discussion in Allergan’s periodic public filings with the SEC, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015.

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “future”; “anticipate”; “potential”; “believe”; or similar statements are forward-looking statements. Risks and uncertainties include uncertainties as to the timing of the Merger; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities; the ability of KYBELLA™ to be a first-in-class submental contouring injectable drug; anticipated commercial availability of KYBELLA™ in June 2015; the ability of KYBELLA™ to be a less-invasive, non-surgical option for the treatment of submental fullness; expectations regarding KYTHERA’s longer-term strategy; as well as risks detailed from time to time in KYTHERA’s periodic public filings with the SEC, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015. Such forward-looking statements involve substantial risks and uncertainties that could cause KYTHERA’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including the regulatory approval process, KYTHERA’s substantial dependence on KYBELLA™, and other matters that could affect the availability or commercial potential of KYTHERA’s drug candidate. The forward-looking statements made herein speak only as of the date hereof. KYTHERA undertakes no obligation to update or revise any forward-looking statements.

Important Information for Investors and Shareholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  In connection with the proposed acquisition by Allergan of KYTHERA, Allergan will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include a proxy statement of KYTHERA that also constitutes a prospectus of Allergan.  The definitive proxy statement/prospectus will be delivered to stockholders of KYTHERA.  INVESTORS AND SECURITY HOLDERS OF KYTHERA ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders will be able to obtain free copies of the registration statement and the definitive proxy statement/prospectus (when available) and other documents filed with the SEC by Allergan and Kythera through the website maintained by the SEC at www.sec.gov.  Copies of the documents filed with the SEC by Allergan will be available free of charge on Allergan’s internet website at http://www.allergan.com or by contacting Allergan’s Investor Relations Department at (862) 261-7488.  Copies of the documents filed with the SEC by Kythera will be available free of charge on Kythera’s internet website at http://www.kythera.com/ or by contacting Kythera’s Investor Relations Department at (818) 587-4559.

Participants in the Merger Solicitation

Allergan, KYTHERA, their respective directors and certain of their executive officers and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction.  Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the KYTHERA stockholders in connection with the proposed merger will be set forth in the proxy statement/prospectus when it is filed with the SEC.  Information about the directors and executive officers of KYTHERA is set forth in its proxy statement for its 2015 annual meeting of stockholders, which was filed with the SEC on April 23, 2015 and certain of its Current Reports on Form 8-K.  Information about the directors and executive officers of Allergan is set forth in Allergan’s proxy statement for its 2015 annual meeting of shareholders, which was filed with the SEC on April 24, 2015 and certain of its Current Reports on Form 8-K (such proxy statement and periodic public filings having been filed under the “Actavis plc” name).  Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus filed with the above-referenced registration statement on Form S-4 and other relevant materials to be filed with the SEC when they become available.

1 American Society For Dermatologic Surgery 2015 Consumer Survey on Cosmetic Dermatologic Procedures (N=7315); Exact survey language was “How bothered are you by excess fat under the chin/neck?”